Rachael M. Zufall

Managing Director, Associate General Counsel

8500 Andrew Carnegie Boulevard

Charlotte, NC 28262

T 704.988.4446

rachael.zufall@nuveen.com

October 10, 2024

TIAA-CREF Funds

Nuveen Large Cap Responsible Equity Fund

730 Third Avenue

New York, New York 10017-3206

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by TIAA-CREF Funds, a Delaware statutory trust (the “Trust”), with the Securities and Exchange Commission of the Trust’s registration statement on Form N-14 (the “Registration Statement”) registering an indefinite number of shares of beneficial interest, par value $0.0001 per share (the “Shares”), of Nuveen Large Cap Responsible Equity Fund, a series of the Trust (the “Acquiring Fund”), pursuant to the reorganization of Nuveen Social Choice Low Carbon Equity Fund (the “Target Fund”), a series of the Trust, as described in the Registration Statement (the “Reorganization”) and pursuant to the form of Agreement and Plan of Reorganization by the Trust, on behalf of and between the Acquiring Fund and the Target Fund, and Teachers Advisors, LLC (for purposes of Section 9.1 of the Agreement and Plan of Reorganization only), substantially in the form included in the Registration Statement (the “Agreement”).

In connection with rendering this opinion, I have examined, or caused to be examined, the Registration Statement, the Agreement, the Trust’s Declaration of Trust, as amended (the “Declaration of Trust”), the Certificate of Trust of the Trust, a certificate of good standing as of a recent date from the Secretary of State of Delaware with respect to the Trust, the actions of the Board of Trustees of the Trust that authorized the approval of the foregoing documents and the issuance of the Shares, and such other documents as I, in my professional opinion, have deemed necessary or appropriate as a basis for the opinions set forth below. As to questions of fact material to my opinion, I have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials.

My opinion, as set forth herein, is based on the facts in existence on the date hereof and is limited to the Delaware Statutory Trust Act as in effect on the date hereof. I express no opinion with respect to any other laws or regulations.

I have also assumed for purposes of this opinion that (i) the Agreement will have been duly completed, executed and delivered by the parties thereto in substantially the form included in the Registration Statement; (ii) any consents or approvals required, necessary or otherwise advisable for the Reorganization to be completed will have been received prior to the issuance of the Shares; (iii) the documents referred to herein that I examined in connection with rendering this opinion will not have been

TIAA-CREF Funds

October 10, 2024

modified, amended, altered, withdrawn or revoked and will be in full force and effect on the date of issuance of the Shares; and (iv) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of the Shares.

Based upon and subject to the foregoing, I am of the opinion that (a) the Shares to be issued pursuant to the Registration Statement and the Agreement have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Registration Statement and the Agreement, such Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to my name under the heading “Legal Matters” in the Information Statement/Prospectus.

Very truly yours,

/s/ Rachael M. Zufall

Rachael M. Zufall